Exhibit 16.1

K W C O, P C

Certified Public Accountants

1931 East 37th Street, Suite 7	5202 Creekland Circle
Odessa, Texas 79762	Spring, TX
432-363-0067	432-363-0067
Fax 432-363-0376	Fax 432-363-0376

April 28, 2020

Securities and Exchange Commission

Washington, D. C. 20549

Ladies and Gentlemen:

We were the independent registered public accounting firm for AMMO, Inc. (the Company) until April 22, 2020. We reported on the consolidated financial statements of the Company as of and for the year ended March 31, 2019, the three-month period ended March 31, 2018 and the year ended December 31, 2017. We were informed on April 22, 2020 by Mr. Fred W. Wagenhals, Chief Executive Officer, that we were to be replaced by Marcum LLP, (Marcum) at the request of Joseph Gunnar & Co., LLC.

We have read the Company’s statements included under Item 4.01 of its Form 8-K dated April 28, 2020, and we agree with such statements except that we are not in a position to agree or disagree with the Company’s statement that prior to April 22, 2020, that neither the Company nor anyone on its behalf consulted Marcum regarding (i) the application of accounting principles to specified transactions, the type of audit opinion that might be rendered on the Company’s financial statements, and neither written nor oral advice was provided that would be an important factor considered by the Company in reaching a decision as to an accounting, auditing or financial reporting issue, or (ii) any matter that was the subject of a disagreement between the Company and its predecessor auditor as described in Item 304(a)(1)(iv) or a reportable event as described in Item 304(a)(1)(v) of Regulation S-K.

Respectively,

/s/ KWCO, PC
KWCO, PC